Exhibit 5.1

April 13, 2009

Combined Opinion and Consent
Chaolei Marketing and Finance Co.
2416 Lincoln Street
Hollywood, FL 33020

Gentlemen:

You have requested our opinion, as counsel for Chaolei Marketing and Finance Co., a Florida corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 1,711,026 shares of common stock sold by enumerated selling shareholders.

We have examined such records and documents and made such examinations of laws as we have deemed relevant in connection with this opinion. It is our opinion that, of the shares of common stock to be offered pursuant to the Registration Statement and sold by the selling shareholders: 1,711,026 shares of common stock have been duly authorized and legally issued, fully paid and non-assessable when the shares are issued.

No opinion is expressed herein as to any laws other than the State of Florida of the United States. This opinion opines upon Florida law including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP